Exhibit 99.1

TimeFireVR Significantly Increases Capacity and Reduces OpEx through Strategic Relocation of Mining Operation to Allentown, PA

Company successfully mining BitCoin and Ethereum today

SCOTTSDALE, AZ -- (Marketwired – July 10, 2018) - TimefireVR, Inc. (OTCQB: TFVR) (the "Company"), d/b/a TeraForge, today announced the strategic relocation of its mining operation to Allentown, PA, previously referred to as ‘Site 4’, in partnership with ColocationGuard (www.ColocationGuard.com). The Company has also entered into a definitive agreement for the acquisition of 168 GTX 1070 GPU Mining Rigs (1008 new GPUs) and other mining equipment.

TeraForge is in the process of moving its existing mining equipment from Brooklyn, NY to Allentown, PA where the Company will become ColocationGuard’s anchor tenant. The new location is expected to increase its capacity with infrastructure in place for expansion, significantly reduce operating expenses including cost of electricity and provide a platform for adoption of a more efficient system management.

Jonathan Read, Chief Executive Officer of TimefireVR, d/b/a TeraForge, stated, “Together with Donald D’Avanzo and his team at ColocationGuard, we carefully evaluated the relocation of our existing mining operation where we could increase our capacity significantly and improve operational efficiencies. We estimate the move to Allentown to increase our capacity by 84% while reducing our operating expenses. As part of the move, we have entered into a definitive agreement to invest approximately $700,000 in additional mining equipment and have already acquired the GPU cards. We anticipate completing the move of our existing mining equipment from Brooklyn to Allentown during the current third quarter with all new and existing equipment operational by September 2018.”

Donald D’Avanzo, Director of Datacenter Operations at ColocationGuard, commented, “After the successful implementation of Phases 1 and 2 we were able to collaborate further with Teraforge on a strategy that was diversified and inline with their vision of tapping into multiple blockchain networks to maximize profitability. Furthermore, we were able to couple this approach with a new upcoming location that has lower electric rates, economic and expandable cooling, room for expansion and plenty of power capacity already onsite to tap into when needed. A win-win for both our organizations.”

To date, the Company has mined 1.2 Bitcoin and 3 Ethereum.

About ColoGuard Enterprise Solutions, LLC

As Brooklyn’s only data center and carrier-neutral hotel for all major fiber providers, ColocationGuard Enterprise Solutions, LLC (ColocationGuard) operates over 60,000 square feet of colocation space in Brooklyn, Northern New Jersey and soon Allentown, PA. The company delivers 1Gig to 100Gig connections via numerous Tier1 providers with Points of Presence in the facility. Founded in 2003 to provide affordable enterprise colocation solutions for companies of all sizes, ColocationGuard has been the go-to data center for a range of sectors including Internet Carriers, Healthcare, and Financial Services. Located minutes from Wall Street, ColocationGuard is notable for its excellence in managed services, access to numerous Tier1 networks, and a direct path to 325 Hudson Street.

ColocationGuard is HIPAA and SSAE 16 compliant and provides 24/7/365 on-site technical support, diverse network routes via dark fiber, and a 100 percent uptime guarantee.

About TimefireVR Inc., d/b/a TeraForge
TimefireVR Inc., d/b/a TeraForge, is an Arizona based technology company focused on strategic investments in blockchain and cryptocurrency technologies. TeraForge is forging financial and technical innovation for blockchain enterprises through investments in tools, systems, and applications that will provide support for the blockchain and digital currency industries. TeraForge is actively seeking to acquire exciting young companies as well as pure technology teams in a variety of blockchain related fields. The Company has purchased mining equipment currently located at ColocationGuard (www.ColocationGuard.com) in Brooklyn, NY and in the process of moving to Allentown, PA. For more information please visit www.teraforge.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding moving all mining operations to Allentown and the expected benefits. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved, Important factors that could cause actual results to differ from those in the forward-looking statements include regulatory and other developments in the markets for cryptocurrency including substantial price declines, the rising cost of electricity and computer servers used in mining and our ability to raise additional capital. Further information on our risk factors is contained in our filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212.896.1254
Valter@KCSA.com
www.KCSA.com